NationsBank

March 21, 1997


Andrew B. Craig
NationsBank
800 Market Street
St. Louis, MO 63101


Dear Mr. Craig:

You currently have outstanding an option to purchase 272,866 shares of the common stock of NationsBank Corporation that was granted to you under the Boatmen's Bancshares, Inc. 1987 Non-Qualified Stock Option Plan (the "Option"). You were also granted in tandem with the Option stock appreciation rights for an equal number of shares (the "SARs"). Shown on the enclosed exhibit are those options to which SARs are attached.

This letter agreement evidences our mutual understanding that you hereby waive any and all of your rights with respect to the SARs shown on the enclosed exhibit and that your SARs are hereby canceled. In consideration thereof, NationsBank will make available to you a cashless exercise procedure for exercising your Option through NationsBanc Securities, Inc. If you exercise your Option through NationsBanc Securities, Inc. using the cashless exercise procedure, NationsBank will cover any broker's fees, margin account interest charges, commissions or other expenses incurred by you in connection with such cashless exercise. The payment of these fees constitutes a taxable benefit and NationsBank will gross up the expense associated with this benefit. In order to exercise your option as a cashless exercise, please contact either Cathy Butner, Cindy Kirwan or Sig Johnson at NationsBanc Securities in Charlotte. All three are assigned to the priority services unit and are aware of your agreement. They can be reached by calling 1-800-926-1111. Press 4 to be connected to the trading desk where you can ask for one of the three.

If this letter agreement accurately reflects your understanding of our agreement on these matters, please so indicate by signing and returning to me the enclosed copy of this letter.


Sincerely,

/s/ CHARLES D. LORING

Charles D. Loring
Senior Vice President


ACCEPTED AND AGREED TO:

/s/ Andrew B. Craig  4-20-97
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